Exhibit 10.1
Cooper US, Inc.
Executive Stock Incentive Agreement
          This Agreement is made as of the 8th day of February, 2009 between Cooper US, Inc., a Delaware corporation, having its principal place of business in Houston, Texas (the “Company”) and                     , an Executive of the Company (“Executive”). All capitalized terms used in this Agreement are as defined in the Cooper Industries Stock Incentive Plan (the “Plan”), unless otherwise defined in this Agreement.
     1. Performance Share Award
          (a) Performance Period. For purposes of this Agreement, the “Performance Period” shall be January 1, 2009 to December 31, 2009.
          (b) Performance Share Grant. Pursuant to Section IX of the Plan and subject to Paragraph 6 of this Agreement, the Company hereby grants to the Executive, as of the date hereof, an award of Performance Shares that may be earned based on the financial performance of the Company during the Performance Period, subject to the restrictions and conditions set forth in this Agreement (“Performance Share Grant”). The Committee has established Performance Goals such that if the Company achieves a net debt to EBITDA coverage ratio for the Performance Period of 2.00, or less, the Executive will be issued Performance Shares in accordance with the following chart:

	Coverage Ratio
Performance Level	(Net Debt/EBITDA)	Share Award
• Not achieved	> 2.00	0
• Achieved	≤ 2.00	___
          The number of shares appearing under the heading “Share Award” shall constitute the number of Performance Shares which may be earned by the Executive based upon achievement of the specific Performance Goal as established by the Committee based on a net debt to EBITDA coverage ratio of 2.00, or less, as of December 31, 2009. In the event the

Company’s actual net debit to EBITDA coverage ratio exceeds 2.00, no Performance Shares will be earned.
          At the end of the Performance Period, the Committee shall determine the Performance Goal achieved and the number of Performance Shares, if any, earned by the Executive. The Performance Shares earned by the Executive, if any, shall then be subject to restrictions until the date on which the Committee meets in February 2012.
          Except as provided under Paragraph 5 of this Agreement, restrictions shall lapse on any Performance Shares earned by the Executive during the Performance Period on the date the Committee meets in February 2012, provided the Executive is actively employed on that date. Except for shares withheld by the Company as provided in Paragraph 4, the Company shall then cause its parent, Cooper Industries, Ltd., to issue a stock certificate or book entry shares in the Executive’s name for the number of shares of Common Stock equal to the Performance Shares earned by the Executive upon lapse of the forfeiture restrictions set forth in Paragraph 3(a). The Company shall then provide stock certificate or book-entry shares to the Executive on or before March 15, 2012.
     2. Dividends. Upon distribution of earned Performance Shares to Executive, the Company shall pay to the Executive in cash an amount equal to the aggregate amount of cash dividends that the Executive would have received had the Executive been the owner of record of all such earned Performance Shares, including shares withheld as provided under Paragraph 4, if any, from the effective date of this Agreement to the date of distribution.
     3. Restrictions and Limitations. The Executive hereby accepts the Performance Share Grant and agrees to the following restrictions and conditions.
          (a) Forfeiture. Except as provided in (b) below, if the Executive’s active employment with the Company terminates for any reason prior to the date on which the Committee meets in February 2012, all earned and unearned Performance Shares granted under this Agreement shall be forfeited by the Executive and this Performance Share Grant shall be null and void.

     (b) Termination Upon Death or Disability.
     (i) In the event of the Executive’s death or permanent and total disability under Cooper’s Group Long-Term Disability Benefit Plan (or such other disability program or plan in which the Executive participates) on or before December 31, 2009, the Executive or his heirs or beneficiaries shall receive one-third (1/3) of the Performance Shares which would have been earned by the Executive under this Agreement had he or she remained actively employed throughout the Performance Period.
     (ii) In the event of the Executive’s death or permanent and total disability under Cooper’s Group Long-Term Disability Benefit Plan (or such other disability program or plan in which the Executive participates) after December 31, 2009 and prior to the date the Committee meets in February 2012 (the “Restriction Period”), the Executive or his heirs or beneficiaries shall receive a pro-rata share of the Performance Shares which would have been earned by the Executive under this Agreement had he or she remained actively employed throughout the Performance and Restriction Periods. In determining the pro-rata Performance Shares for which the Executive or his heirs or beneficiaries may be eligible, the Company will multiply the total Performance Shares earned during the Performance Period by a fraction the numerator of which is the months in the Performance and Restriction Periods during which Executive was actively employed and the denominator is thirty-six (36).
     (iii) Any Performance Shares earned and awarded under this Paragraph 3(b) shall be approved by the Committee and distributed after the end of the Performance and Restriction Periods and on or before March 15, 2012.
     (c) Limitations on Transferability. The Executive shall not sell, exchange, transfer, pledge, hypothecate or otherwise dispose of this Performance Share Grant prior to the conclusion of the Performance and Restriction Periods and distribution of earned Performance Shares in accordance with Paragraph 1 of this Agreement.
     4. Tax. Upon the issuance of Common Shares to the Executive for Performance Shares earned under this Agreement, the Executive shall pay the Company any taxes required to be withheld by reason of the receipt of compensation resulting from the issuance of such Common Shares. In lieu thereof, the Company shall have the right to retain, or the Executive may direct the Company to retain, a sufficient number of Common Shares to satisfy the Company’s withholding obligations, provided the value of the Common Shares used to satisfy the withholding obligations does not exceed the minimum required tax withholding for the transaction. The value of any Common Shares used to satisfy the tax withholding requirement shall be determined by the closing price of the Common Shares on the New York Stock Exchange on the date the restrictions lapse (or if shares are not traded on the Exchange on such date, then on the immediately preceding trading date).
     5. Change in Control. In the event of a Change in Control, the Performance Share Grant shall be deemed earned at the Achieved level, all restrictions on those Performance Shares shall immediately lapse and distribution of the Achieved level of Performance Shares shall be governed by the terms of the Plan.
     6. Consideration. The parties agree that the consideration for any issuance of Common Shares for Performance Shares earned hereunder shall be past services by the Executive having a value not less than the par value of such Common Shares.
     7. Plan Incorporated. If Executive is employed in the United States or paid on a United States payroll, then in order to be a participant in the Plan, the Executive shall execute the Executive Employment Agreement (the “Agreement”), incorporated herein by reference, in which the Executive agrees to the terms and conditions set forth in the Agreement. Executive’s failure to execute the Agreement for any reason will render the Executive ineligible to participate in the Plan. The Executive acknowledges receipt of a copy of the Plan, which is incorporated by reference into this Agreement. The Executive agrees that this Award shall be subject to all of the terms and provisions of the Plan.

     8. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Executive.
     IN WITNESS THEREOF, the parties have executed this Agreement as of the date first written above.

COOPER US, INC.

/s/ John W. Sparrow
John W. Sparrow Vice President, Compensation & Benefits

EXECUTIVE

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